FORM 4

[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b)


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(I) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person

   McManus                          Michael                A.
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   (Last)                           (First)             (Middle)

   100 White Plains Road
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                                    (Street)

   Bronxville                      New York              10708
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

   MISONIX, INC. ("MSON")
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Statement for Month/Day/Year

   February 25, 2003
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5.   If Amendment, Date of Original (Month/Day/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

     President, Chief Executive Officer
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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                    5.
                              2A.                                                   Amount of      6.
                              Deemed                4.                              Securities     Owner-
                    2.        Execu-                Securities Acquired (A) or      Beneficially   ship
                    Trans-    tion     3.           Disposed of (D)                 Owned          Form:       7.
                    action    Date,    Transaction  (Instr. 3, 4 and 5)             Following      Direct      Nature of
                    Date      if any   Code         ------------------------------- Reported       (D) or      Indirect
1.                  --------- -------  (Instr. 8)                   (A)             Transactions   Indirect    Beneficial
Title of Security   (Month/   (Month/  ------------                 or              (Instr. 3      (I)         Ownership
(Instr. 3)          Day/Year) Day/Year)Code     V      Amount      (D)    Price     and 4)         (Instr. 4)  (Instr. 4)
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Common Stock, par
value  $.01        02/25/03               P              2,000       A     $2.95   115,950           D          N/A
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TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES)

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                                                                                                                     10.
                                                                                                        9.           Owner-
                                                                                                        Number       ship
                                                                                                        of           Form
             2.                                                                                         Deriv-       of
             Conver-                           5.                             7.                        ative        Deriv-  11.
             sion                              Number of                      Title and Amount          Secur-       ative   Nature
             or                3A.             Derivative    6.               of Underlying     8.      ities        Secur-  of
             Exer-             Deemed  4.      Securities    Date             Securities        Price   Bene-        ity:    In-
             cise              Execu-  Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      ficially     Direct  direct
             Price   3.        tion    action  or Disposed   Expiration Date  ----------------  Deriv-  Owned        (D) or  Bene-
1.           of      Trans-    Date,   Code    of(D)         (Month/Day/Year)           Amount  ative   Following    In-     ficial
Title of     Deriv-  action    if any  (Instr. (Instr. 3,    ----------------           or      Secur-  Reported     direct  Owner-
Derivative   ative   Date      (Month/ 8),     4, and 5)     Date     Expira-           Number  ity     Transactions (I)     ship
Security     Secur-  (Month/   Day/    ------  ------------  Exer-    tion              of      (Instr. (Instr.      (Instr. (Instr.
(Instr. 3)   ity     Day/Year) Year)   Code V   (A)   (D)    cisable  Date    Title     Shares  5)      4)           4)      4)
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1996 Employee
Incentive
Stock Option                                                                  Common
Plan         $5.06    11/1/98           A       125,000      immed.  10/21/08 Stock    125,000                          D
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1996 Employee
Incentive
Stock Option                                                                  Common
Plan         $5.06    11/1/98           A        40,000     10/30/99 10/31/08 Stock     40,000                          D
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1998 Employee
Stock Option                                                                  Common
Plan         $5.06    11/2/98           A        85,000     11/2/99  10/31/08 Stock     85,000                          D
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1998 Employee
Stock Option                                                                  Common
Plan         $3.07    3/3/99            A        50,000     3/3/00   3/3/09   Stock     50,000                          D
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1998 Employee
Stock Option                                                                  Common
Plan         $7.375   10/13/00          A       190,000    11/02/00* 10/13/10 Stock    190,000                          D
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1996 Employee
Incentive
Stock Option                                                                  Common
Plan         $7.375   10/13/00          A        30,000    11/02/00* 10/13/10 Stock     30,000                          D
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1991 Stock                                                                    Common
Option Plan  $7.375   10/13/00          A        30,000    11/02/00* 10/13/10 Stock     30,000                          D
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2001 Employee
Stock Option                                                                  Common
Plan         $6.07    10/17/01          A       150,000    10/17/02  10/17/11 Stock    150,000                          D
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2001 Employee
Stock Option                                               9/30/02            Common
Plan         $5.10    9/30/02           A       150,000    ****      9/30/12  Stock    150,000                          D
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2001 Employee
Stock Option                                               10/1/02            Common
Plan         $4.90    10/1/02           A       125,000    ***       10/1/12  Stock    125,000             975,000      D
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Explanation of Responses:
*      50% exercisable on 11/2/00 and the balance exercisable on 11/2/01.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

***    50% exercisable on 10/1/02 and the balance exercisable on 10/1/03.

****   50% exercisable 9/30/02 and the balance exercisable on 9/30/03.


/s/ Michael A. McManus, Jr.                                  February 26, 2003
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      **Signature of Reporting Person                             Date

Michael A. McManus, Jr.



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